Exhibit 99.1

FOR RELEASE, Friday, June 29, 2012	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com

KB HOME REPORTS SECOND QUARTER 2012 RESULTS

Revenues Increase 11%; Net Loss Narrows Significantly;

Net Order Value Increases 18% to $503.1 Million; Backlog Value Up 38%

LOS ANGELES (June 29, 2012) – KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its second quarter ended May 31, 2012. Highlights and developments include the following:

Three Months Ended May 31, 2012

•	Revenues totaled $302.9 million, up 11% from $271.7 million for the second quarter of 2011, reflecting an increase in the number of homes delivered and a higher average selling price.

•	Three of the Company’s four homebuilding regions posted year-over-year growth, with revenues up 24% in the West Coast region, 5% in the Southeast region, and 4% in the Central region.

•

The Company delivered 1,290 homes, up 2% from the year-earlier quarter, with increases of 13% and 5% in the Company’s Central and Southeast regions, respectively, partly offset by decreases in the West Coast and Southwest regions.

•

The average selling price of $233,000 was 9% higher than the $213,400 for the year-earlier quarter, reflecting notable increases of 33% in the West Coast region and 14% in the Southwest region. These increases were partially offset by decreases of 8% and 1% in the Central and Southeast regions, respectively.

•	The housing gross profit margin improved to 16.9% from 7.3% in the second quarter of 2011 and 9.7% in the first quarter of 2012.

•

The current quarter housing gross profit margin reflected favorable warranty adjustments of $11.2 million, resulting from trends in the Company’s claims experience, and an insurance recovery of $10.0 million for previously incurred expenses relating to construction defects, including repair costs for allegedly defective drywall material manufactured in China.

•

Excluding inventory impairment charges of $9.9 million in the current quarter and inventory impairment and land option contract abandonment charges of $20.6 million in the year-earlier quarter, the second quarter housing gross profit margin was 20.3% in 2012 and 14.9% in 2011.

•

Selling, general and administrative expenses totaled $66.5 million, compared to $62.5 million in the year-earlier quarter. The increase reflected a charge of $8.8 million associated with an unfavorable court decision in a Southern California contract dispute that the Company is appealing, partly offset by cost-saving initiatives.

•

Selling, general and administrative expenses as a percentage of housing revenues improved to 22.1% from 23.2% in the year-earlier quarter. Excluding the $8.8 million charge, selling, general and administrative expenses as a percentage of housing revenues were 19.2% in the second quarter of 2012.

•	The homebuilding operating loss narrowed substantially to $15.5 million from $57.5 million in the year-earlier quarter.

•

The current quarter operating loss included the favorable warranty adjustments and insurance recovery, which were mostly offset by the inventory impairment and court decision charges. The Company’s operating loss in the year-earlier quarter included a loss on loan guaranty of $14.6 million related to a former joint venture investment, in addition to the inventory impairment and land option contract abandonment charges.

•	The homebuilding operating loss as a percentage of homebuilding revenues improved to 5.2%, from 21.3% in the second quarter of 2011 and 12.4% in the first quarter of 2012.

•

The Company’s net loss of $24.1 million, or $.31 per diluted share, narrowed significantly from the net loss of $68.5 million, or $.89 per diluted share, in the year-earlier quarter. The current quarter net loss included an income tax benefit of $4.5 million, which primarily resulted from a state income tax refund. In the year-earlier quarter, the Company had an income tax benefit of $.3 million.

Six Months Ended May 31, 2012

•	Homes delivered increased 10% to 2,440, up from 2,214 homes delivered in the year-earlier period.

•	The average selling price of $226,400 was up 8% from $210,100 for the corresponding period of 2011.

•	Revenues totaled $557.4 million, up 19% from $468.7 million for the year-earlier period.

•	The Company’s net loss of $69.9 million, or $.91 per diluted share, was greatly improved from the net loss of $183.0 million, or $2.38 per diluted share, in the first six months of 2011.

Backlog and Net Orders

•

The Company had a backlog of 2,962 homes, representing potential future housing revenues of $693.4 million, as of May 31, 2012, compared to a backlog of 2,422 homes, representing potential future housing revenues of $501.5 million, as of May 31, 2011.

•	Backlog homes and value at May 31, 2012 increased 22% and 38%, respectively, year over year, with three of the Company’s four regions posting year-over-year increases in backlog homes and value.

•	The value of net orders generated in the second quarter of 2012 was $503.1 million, up 18% from $427.5 million in the year-earlier quarter.

•

Three of the Company’s regions reported increases in net order value, with the West Coast region up 31% to $235.3 million, the Central region up 12% to $155.5 million, and the Southeast region up 6% to $67.7 million.

•	The value of net orders generated in the first six months of 2012 increased 9% to $780.6 million, up from $716.3 million in the prior year period.

•

Net orders rose to 2,049 in the second quarter of 2012, up 3% from 1,998 in the year-earlier quarter, reflecting increases in the Company’s West Coast and Central regions. These increases were partly offset by decreases in the Southwest and Southeast regions, reflecting the Company’s ongoing strategic repositioning of its operations in these two regions.

•	Net orders in the current quarter were up 71% from the first quarter of 2012.

•

The cancellation rate as a percentage of gross orders was 26% in the current quarter, compared to 25% in the year-earlier quarter and 36% in the first quarter of 2012. As a percentage of beginning backlog, the cancellation rate was 32% in the second quarter of 2012 and 39% in the second quarter of 2011.

Balance Sheet

•

Total cash and cash equivalents of $377.4 million at May 31, 2012 included unrestricted cash of $314.3 million. At February 29, 2012, cash and cash equivalents totaled $368.1 million, including unrestricted cash of $304.2 million.

•

The Company generated $19.7 million of positive net cash flow from operating activities in the 2012 second quarter, compared to $109.6 million of net cash used by operating activities in the first quarter of 2012.

•	Inventories at May 31, 2012 were $1.73 billion, comparable to the balance at November 30, 2011.

•	Land and land development spending totaled $195.5 million in the first six months of 2012, compared to

$302.8 million in the year-earlier period. The majority of the Company’s investments in land and land development in both periods were made in California and Texas.

•	The Company owned and controlled 44,695 lots as of May 31, 2012, an increase of 11% from 40,170 lots owned and controlled at November 30, 2011.

•	The Company’s debt balance of $1.58 billion at May 31, 2012 remained level compared to November 30, 2011.

Financial Services

The operational transition to Nationstar Mortgage LLC (“Nationstar”) as the Company’s preferred mortgage lender is progressing as planned. Nationstar began accepting new loan applications from the Company’s homebuyers on May 1, 2012. The Company expects its alliance with Nationstar to result in improved mortgage origination execution for its homebuyers and, in turn, a more predictable business flow as the transition gains momentum. Nationstar is one of the country’s leading non-bank mortgage servicers and a lender that will offer a wide array of financing options and mortgage loan products to the Company’s homebuyers at all of the Company’s communities nationwide.

ENERGY STAR® Awards

The Company was recently recognized by the U.S. Environmental Protection Agency (EPA) with a company-record 14 ENERGY STAR Leadership in Housing Awards, improving on its previous record of 12 awards in 2011. The awards recognize the important contribution the Company has made to energy-efficient construction and environmental protection by building ENERGY STAR qualified homes in all of its markets nationwide. The Company has built more than 68,000 ENERGY STAR homes since joining the program in 2000. According to EPA estimates, the 5,677 ENERGY STAR qualified homes the Company built in 2011 could help those home owners save $2.5 million on utility bills each year. The Company also recently received a 2012 ENERGY STAR Sustained Excellence Award, one of the highest honors a homebuilder can receive from the EPA, in recognition of its continued leadership in protecting the environment through energy efficiency. The Company was the only homebuilder to receive this award in 2011 and 2012.

Management Comments

“Our second quarter results reflect the continued repositioning of our operations and investments to stronger, highly desirable, land-constrained submarkets that support sales of larger, higher-priced homes to our core first-time and first move-up customers,” said Jeffrey Mezger, president and chief executive officer. “The impact of our strategic product and community placement can be seen in our improved financial and operating results in the quarter as we pursue our goal of returning to profitability. We generated a year-over-year increase in our average selling price for the eighth consecutive quarter, which drove a double-digit increase in our revenues and substantial improvement in our bottom line results. In addition, the value of our second quarter net orders grew by 18% from the prior year on only a modest increase in net orders. We expect the benefits of our repositioning efforts and the shifting of our geographic footprint to become more fully realized in future quarters.”

“Entering the second half of 2012, we have a strong backlog of homes with higher selling prices and better margins to help restore profitability, and we anticipate achieving further gains in our margin performance as our revenue growth and cost-management efforts take hold,” continued Mezger. “In navigating through a mixed environment of an improving, but uneven recovery in housing markets and softening economic and employment trends, we will remain focused on executing our strategic initiatives, which we believe will generate both near-term improvement in our financial and operating results and longer-term growth and profitability.”

Earnings Conference Call

The Conference Call on the Second Quarter 2012 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home

KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.

Forward-Looking and Cautionary Statements

Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the credit, capital or other financial markets or other external financing sources; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to open new communities for sales and sell higher-priced homes, and our increasing operational and investment concentration in markets in California and Texas), revenue growth, asset optimization, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs; the manner in which our homebuyers are offered and are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the operational transition of our preferred mortgage lending relationship to Nationstar Mortgage and the performance of Nationstar Mortgage with respect to that relationship; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)

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KB HOME

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months and Three Months Ended May 31, 2012 and 2011

(In Thousands, Except Per Share Amounts—Unaudited)

	Six Months		Three Months
	2012	2011	2012	2011
Total revenues	$557,410	$468,678	$302,852	$271,738

Homebuilding:
Revenues	$552,500	$465,284	$300,605	$269,983
Costs and expenses	(599,185)	(570,632)	(316,141)	(327,473)

Operating loss	(46,685)	(105,348)	(15,536)	(57,490)

Interest income	246	653	111	270
Interest expense	(30,755)	(24,560)	(14,469)	(13,121)
Equity in loss of unconsolidated joint ventures	(315)	(55,929)	(243)	(92)

Homebuilding pretax loss	(77,509)	(185,184)	(30,137)	(70,433)

Financial services:
Revenues	4,910	3,394	2,247	1,755
Expenses	(1,528)	(1,652)	(693)	(787)
Equity in income (loss) of unconsolidated joint venture	89	512	(53)	661

Financial services pretax income	3,471	2,254	1,501	1,629

Total pretax loss	(74,038)	(182,930)	(28,636)	(68,804)
Income tax benefit (expense)	4,100	(100)	4,500	300

Net loss	$(69,938)	$(183,030)	$(24,136)	$(68,504)

Basic and diluted loss per share	$(.91)	$(2.38)	$(.31)	$(.89)

Basic and diluted average shares outstanding	77,097	76,983	77,105	76,991

KB HOME

CONSOLIDATED BALANCE SHEETS

(In Thousands—Unaudited)

	May 31,	November 30,
	2012	2011
Assets

Homebuilding:
Cash and cash equivalents	$314,258	$415,050
Restricted cash	63,182	64,481
Receivables	74,028	66,179
Inventories	1,727,640	1,731,629
Investments in unconsolidated joint ventures	121,408	127,926
Other assets	85,197	75,104

	2,385,713	2,480,369

Financial services	8,292	32,173

Total assets	$2,394,005	$2,512,542

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$91,805	$104,414
Accrued expenses and other liabilities	344,380	374,406
Mortgages and notes payable	1,582,788	1,583,571

	2,018,973	2,062,391

Financial services	5,501	7,494
Stockholders’ equity	369,531	442,657

Total liabilities and stockholders’ equity	$2,394,005	$2,512,542

KB HOME

SUPPLEMENTAL INFORMATION

For the Six Months and Three Months Ended May 31, 2012 and 2011

(In Thousands—Unaudited)

	Six Months		Three Months
Homebuilding revenues:	2012	2011	2012	2011
Housing	$552,500	$465,206	$300,605	$269,983
Land	—	78	—	—

Total	$552,500	$465,284	$300,605	$269,983

	Six Months		Three Months
Costs and expenses:	2012	2011	2012	2011
Construction and land costs
Housing	$477,027	$421,052	$249,669	$250,381
Land	—	125	—	—

Subtotal	477,027	421,177	249,669	250,381
Selling, general and administrative expenses	122,158	112,125	66,472	62,520
Loss on loan guaranty	—	37,330	—	14,572

Total	$599,185	$570,632	$316,141	$327,473

	Six Months		Three Months
Interest expense:	2012	2011	2012	2011
Interest incurred	$58,017	$59,011	$29,609	$29,462
Loss (gain) on early extinguishment of debt	2,003	(3,612)	—	—
Interest capitalized	(29,265)	(30,839)	(15,140)	(16,341)

Total	$30,755	$24,560	$14,469	$13,121

	Six Months		Three Months
Other information:	2012	2011	2012	2011
Depreciation and amortization	$2,128	$2,268	$1,157	$1,120
Amortization of previously capitalized interest	27,694	31,013	15,025	19,589

KB HOME

SUPPLEMENTAL INFORMATION

For the Six Months and Three Months Ended May 31, 2012 and 2011

(Unaudited)

	Six Months		Three Months
Average sales price:	2012	2011	2012	2011
West Coast	$372,300	$310,100	$402,000	$303,500
Southwest	181,900	152,300	177,800	156,500
Central	164,300	172,700	163,700	177,300
Southeast	193,100	195,700	195,800	196,900

Total	$226,400	$210,100	$233,000	$213,400

	Six Months		Three Months
Homes delivered:	2012	2011	2012	2011
West Coast	639	577	330	353
Southwest	327	341	157	183
Central	1,023	838	536	475
Southeast	451	458	267	254

Total	2,440	2,214	1,290	1,265

	Six Months		Three Months
Net orders:	2012	2011	2012	2011
West Coast	889	946	600	542
Southwest	369	476	229	270
Central	1,447	1,286	900	838
Southeast	541	592	320	348

Total	3,246	3,300	2,049	1,998

Backlog data:	May 31, 2012		May 31, 2011
(Dollars in thousands)	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
West Coast	713	$301,652	572	$172,147
Southwest	245	43,518	274	43,572
Central	1,442	237,558	1,141	199,350
Southeast	562	110,680	435	86,475

Total	2,962	$693,408	2,422	$501,544

KB HOME

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

For the Six Months and Three Months Ended May 31, 2012 and 2011

(In Thousands, Except Percentages—Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross profit margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.

Housing Gross Profit Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges

The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges:

	Six Months		Three Months
	2012	2011	2012	2011
Housing revenues	$552,500	$465,206	$300,605	$269,983
Housing construction and land costs	(477,027)	(421,052)	(249,669)	(250,381)

Housing gross profits	75,473	44,154	50,936	19,602
Add: Inventory impairment and land option contract abandonment charges	16,509	22,294	9,937	20,591

Housing gross profits, excluding inventory impairment and land option contract abandonment charges	$91,982	$66,448	$60,873	$40,193

Housing gross profit margin as a percentage of housing revenues	13.7%	9.5%	16.9%	7.3%

Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	16.6%	14.3%	20.3%	14.9%

Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.